Filed under Rule 424(b)(3), Registration Statement No. 333-169633

Pricing Supplement No. 3 - Dated Monday, December 10, 2012 (Prospectus Dated September 29, 2010 and Prospectus Supplement Dated November 13, 2012)

CUSIP			Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
26442KAC0	[ ]	100.000%	2.300%	[ ]	Fixed	3.100%	Semi-Annual	12/15/2026	06/15/2013	$15.07	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Duke Energy Corporation	Trade Date: Monday, December 17, 2012 @ 12:00 PM ET	Duke Energy Corporation
	Settlement Date: Thursday, December 20, 2012	Duke Energy InterNotes
	Minimum Denomination/Increments: $1,000.00/$1,000.00	Due One Year or More from Date of Issue
	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated November 13, 2012
	DTC Number 0235 via RBC Dain Rauscher Inc.	to Prospectus Dated September 29, 2010

Agents: BofA Merrill Lynch, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Incapital, LLC, Citigroup, Edward D. Jones & Co., L.P., Morgan Stanley, RBC Capital Markets, LLC, UBS Investment Bank, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in the Prospectus Supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

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